CM ADVISORS FAMILY OF FUNDS
SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of the 28th day of January, 2013, to the Custody Agreement, dated as of November 20, 2006, as amended September 21, 2010 (the "Custody Agreement"), is entered into by and between CM Advisors Family of Funds, a Delaware statutory trust (the "Trust"), and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Article 15.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit D of the Custody Agreement is superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CM ADVISORS FAMILY OF FUNDS		U.S. BANK, N.A.

By:	/s/ Arnold Van Den Berg	By:	/s/ Michael R. McVoy

Printed Name:	Arnold Van Den Berg	Printed Name:	Michael R. McVoy

Title:	Chairman	Title:	Senior Vice President

Amended Exhibit D to the Custody Agreement- CM  Advisors Family of Funds

DOMESTIC CUSTODY SERVICES FEE Schedule CM Advisors Family of Funds January 2013

Annual Fee Based Upon Market Value Per Fund
0.70 basis point on average daily market value

Portfolio Transaction Fees
$4.00 per DTCIFederal Reserve depository transaction/principal paydown.
$25.00 per physical security transaction
$15.00 per mutual fund trade (excluding trades settling at DTC)
$6.00 per short sale or reverse repo transactions
$5.50 per repurchase agreement transaction, Time Deposit, CD or other non-depository transactions
$8.00 per option/future contract written, exercised or expired
$6.50 Fed wire/margin variation Fed wire
$5.00 per Check disbursement

Minimum annual fee per fund - $4,800

$150.00 per segregated account per year

▪	A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪	No charge for the initial conversion free receipt.
▪	Overdrafts - charged to the account at prime interest rate plus 2.

Out-Of-Pocket Expenses

Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, and extraordinary expenses based upon complexity.

10/2012

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